Intrepid Potash Announces Fourth Quarter and Full Year 2013 Financial
Results and Provides 2014 Outlook

DENVER; Feb. 12, 2014 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today announced financial results and operating highlights for the fourth quarter and full year 2013 and provided its 2014 outlook.

Consolidated Financial Results

•	The fourth quarter resulted in a net loss of $6.0 million, or $0.08 per diluted share, compared with fourth quarter 2012 net income of $14.5 million, or $0.19 per diluted share

•	Adjusted net loss[1] for the fourth quarter was $8.2 million, or $0.11 per diluted share, compared with adjusted net income of $19.6 million, or $0.26 per diluted share, in the same period in 2012

•	Adjusted EBITDA[2] for the quarter was $12.4 million, compared with $41.5 million for the fourth quarter of 2012

•	Fourth quarter cash flows from operating activities were $2.8 million, making the full-year 2013 total $64.9 million, compared with $187.8 million for full-year 2012

•	A total of $66.1 million was invested in capital projects in the fourth quarter of 2013, bringing the full-year 2013 total to $256.2 million, including capitalized interest of $3.4 million

•	At year end, cash, cash equivalents, and investments totaled $25.1 million

Executive Chairman of the Board Bob Jornayvaz said, “It was a tough quarter of transition at our plants while decommissioning old plants and commissioning and ramping up new plants, all against the backdrop of uncertain demand caused by plunging potash prices. The transition process increased costs while we produced intermittently from the old plants and tested and commissioned new plants. Having said that, we took on the challenge, cut costs where we had to and are looking forward to operating our new plants and seeing stronger demand.”

1 Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
2Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Mr. Jornayvaz continued, “With the uncertainty around potash price, we will remain focused on managing our cost structure; optimizing the performance of our new assets; creating more sales flexibility and diversity; and realizing the value of the incremental, low-cost potash produced at our new HB Solar Solution mine. We believe our strategy is the right one for the current environment and for creating shareholder value in the long term.”

Capital Investment Progress

Intrepid has been investing to build new assets and enhance existing operating assets to increase production and lower costs. Intrepid’s major capital projects are nearly complete with recent accomplishments including the following:

•
Harvested and produced the first tons of potash at the newly constructed HB mill located near Carlsbad, New Mexico. By bringing the HB Solar Solution mine into operation, Intrepid has the ability, over time, to meaningfully increase potash production while lowering per ton cash operating costs.[3] The HB mine builds on Intrepid's industry leading experience to produce potash using low-cost solution mining combined with the benefit of solar evaporation.

•
Finished commissioning the first and second compaction lines at the newly built North facility, with the third compaction line expected to be completed in the first half of 2014. Replicating the 100% granulation capacity model of the Utah operations, the new North facility provides Intrepid the capacity to granulate 100% of its New Mexico potash production enhancing its marketing and sales flexibility.

•
Continued to install and tie-in new equipment at the West processing facility with the goal of increasing potash production through improved recoveries that complement the capabilities of the new North compaction plant.

•
Completed drilling and began injecting brine into the third cavern system in Moab, thereby enhancing the Moab operations and allowing for incremental production of low-cost solar solution potash tons by creating access to additional surface area from which to mine.

3Per ton cash operating cost is a non-GAAP financial measure that is calculated as total of cost of goods sold divided by the number of tons of potash sold and then adjusted to exclude per-ton royalties and per-ton depreciation, depletion, and amortization. Total cost of goods sold is reported net of by-product credits and does not include warehouse and handling costs. See the non-GAAP reconciliations set forth later in this press release for additional information.

Product Highlights

Potash

•
Average net realized sales price per ton[4] in the fourth quarter of 2013 was $338 ($373 per metric tonne), compared with the fourth quarter 2012 average net realized sales price of $434 per ton ($479 per metric tonne)

•	Fourth quarter cash operating costs, net of by-product credits, were $224 per ton, compared with $180 per ton in the fourth quarter of 2012

•	Potash sales volume was 167,000 tons in the fourth quarter of 2013, compared with 203,000 tons in the fourth quarter of 2012

•	Potash production in the fourth quarter of 2013 was 209,000 tons, compared with 218,000 tons in the same period a year ago

Potash sales volume in the fourth quarter was down compared with the fourth quarter of 2012. Lack of buyer confidence due to pricing trends in the marketplace, as well as weather and late harvests, delayed agricultural potash purchases in contrast to 2012's robust fall application season. Intrepid increased sales volume 7% sequentially from the third quarter 2013, highlighting the importance of Intrepid's diversified sales markets. The average net realized sales price was down 7%, or $25 per ton, from the third quarter 2013. Production volume for the fourth quarter and the full year were each down slightly compared with 2012.

Full-year 2013 cash operating costs and total cost of goods sold each increased 8% driven by a change in the mix of the number of tons produced at each of Intrepid's facilities. While full-year cash operating costs, net of by-product credits, of $195 per ton were in-line with expectations, the fourth quarter per ton cash operating costs were elevated. Impacting the fourth quarter result was a loss of power supply from the company's external provider resulting in unplanned plant outages, increased full-year costs of property taxes, estimates of routine employee-related benefits, and higher-than-expected maintenance costs.

Cash operating costs per ton are expected to be reduced through the course of 2014 as compared to the fourth quarter 2013 level. While costs may fluctuate quarter by quarter, Intrepid anticipates improvement in the full-year 2014 trend from 2013 as Intrepid benefits from its completed capital projects and the recently announced reductions in the cost structure.

4Average net realized sales price per ton is a non-GAAP financial measure calculated as gross sales less freight costs, divided by the number of tons sold in the period. See the non-GAAP reconciliations set forth later in this press release for additional information.

Langbeinite - Trio®

•
Average net realized sales price per ton for langbeinite, which is marketed as Trio®, in the fourth quarter of 2013 was $345 ($380 per metric tonne), compared with $347 per ton ($383 per metric tonne) in the fourth quarter of 2012

•	Cash operating costs were $225 per ton in the fourth quarter, compared with $211 per ton in the same quarter of 2012

•	Trio® sales volume was 27,000 tons in the fourth quarter of 2013, down from 43,000 tons for the same period in the prior year

•	Langbeinite production was 42,000 tons in the fourth quarter of 2013, an increase from 34,000 tons in the fourth quarter of 2012

•	Fourth quarter premium pelletized Trio® production was the highest in the plant’s history

Trio® sales for the fourth quarter were down year-over-year reflecting the difference in the mood of buyers during 2013's fourth quarter as opposed to the strong market in 2012's fourth quarter. On a sequential basis, fourth quarter Trio® sales volume increased 23% from the third quarter. The average net realized sales price for Trio® of $345 per ton was down only modestly on a sequential and year-over-year basis reflecting the resiliency of the value of the product in the market, particularly when considering the price decreases across the entire fertilizer market in 2013.

Langbeinite production in the fourth quarter of 2013 increased 24% from the same period last year and 5% sequentially from the third quarter resulting in a full-year production increase of 35%. Intrepid has achieved these increases in production from its dedicated, methodical approach to improving the langbeinite plant and, as a result, was able to drive sequential and full-year per ton cash operating costs down 7% and 4%, respectively.

Income Taxes

The effective tax rate for the full year of 2013 was 41.5% compared with 36.1% in 2012, with a small amount of cash payments made for income taxes during 2013. Intrepid benefited from bonus depreciation on many of its newly constructed assets and, as a result, generated a tax net operating loss, which is expected to be carried back to previous tax years resulting in an anticipated cash tax refund of approximately $13 million in 2014. The 2014 forecast is for an effective tax rate of approximately 40%, with minimal cash tax expense.

Market Conditions

In the fourth quarter, dealers delayed orders recognizing that farmers lacked incentive to make potash purchases in a time of downward pricing. Market indicators, including recently settled price announcements, and the supply contracts with China for its first half of 2014 demand, have presented a more positive near-term outlook. However, Intrepid remains cautious with its view on pricing given some of the structural pressures in the potash market.

Capital Investment Details

A cornerstone of Intrepid's strategy has been to create value by investing capital in mines and facilities that will lower cash operating costs and produce incremental tons. Intrepid has reached an important inflection point where the major capital projects are substantially complete and the operations teams are optimizing the new and updated facilities. In 2013, capital investments totaled $256.2 million, including $3.4 million of capitalized interest, with the majority invested in the following three projects.

HB Solar Solution Mine

The HB project is now operational and progressing on the anticipated ramp-up schedule. Intrepid plans to produce between 50,000 and 100,000 tons of potash in 2014 from HB with expectations for a modest harvest in the first half of the year followed by a more substantial harvest in the fall after the summer evaporation season. Production rates are expected to increase with each successive evaporation season to full annual production rates of 150,000 to 200,000 tons beginning with the 2015/2016 harvest season. At these projected production rates, cash operating costs for these tons are forecast to be approximately half of Intrepid's current average cash operating cost per ton. Through the end of 2013, $234.0 million of the total project budget of $235 million to $245 million had been invested.

North Compaction Project

The North Compaction project involves the construction of three compactor lines with the capacity to granulate all of the production from the HB mine and the West facility. This capability creates flexibility to produce either standard or granular product, and therefore allows Intrepid to pursue the highest margin sales opportunity for each ton produced. The first and second compaction lines are in service granulating all of the production from HB and the West mill and producing a higher quality, more consistent granulated product. The third compaction line is currently being installed ahead of the stepped-up production from HB and the West facility. The total capital budget for this project is expected to be less than $100 million, of which $97.0 million had been invested through December 31, 2013.

West Facility

The upgrades being made at the West facility to stabilize and increase recovery in the mill are expected to be completed in the first half of 2014. The corresponding production improvements are expected to be realized during the second half of 2014 once the modifications are finished and fully integrated. The total investment in the West facility is expected to be between $25 million and $35 million, of which $21.2 million had been invested as of December 31, 2013.

Outlook

Intrepid's outlook for the first and second half, and full year of 2014 is presented below. Intrepid is providing the outlook for the six month periods as opposed to quarterly periods to more closely align to the seasonal applications of fertilizer, which typically occur in the spring and fall. Intrepid has experienced quarterly sales variability as purchases during both the spring and fall application seasons occur across different quarters. Intrepid's focus is on the delivery of product over the course of each application season and not on the specific monthly or quarterly timing within those seasons. This information is Intrepid's best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results.

	First-Half	Second-Half	Full-Year
	2014	2014	2014
Potash
Production (tons)	395,000 - 415,000	435,000 - 455,000	830,000 - 870,000
Sales (tons)	420,000 - 440,000	430,000 - 450,000	850,000 - 890,000
Cash operating costs ($/ton)	$195 - $210	$180 - $195	$185 - $200
Total COGS ($/ton)	$270 - $285	$245 - $260	$260 - $275

Trio®
Production (tons)	80,000 - 95,000	80,000 - 95,000	160,000 - 190,000
Sales (tons)	65,000 - 80,000	75,000 - 85,000	140,000 - 165,000
Cash operating costs ($/ton)	$170 - $185	$165 - $180	$170 - $185
Total COGS ($/ton)	$240 - $255	$235 - $250	$240 - $255

Other
Interest expense	$2.5 - $3.0 million	$2.5 - $3.0 million	$5.0 - $6.0 million
Depreciation, depletion, and accretion	$35 - $40 million	$35 - $40 million	$70 - $80 million
Selling and administrative expense (excludes approximately $2 million of restructuring charges in the first quarter)	$12- $14 million	$12 - $13 million	$24 - $27 million
Capital investment	not provided	not provided	$40 - $50 million

President and Chief Financial Officer Dave Honeyfield commented on the outlook, "We enter 2014 with a heightened focus on operations and optimization. We remain attentive to the realities of the current environment and will continue to closely manage our costs and balance sheet. We are in the final steps of building a more durable, efficient company that we expect will deliver reliable production of high-quality product to our customers from our new and upgraded production facilities."

Notes

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for February 13, 2014, at 10:00 a.m. ET. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through March 12, 2014.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash, which is essential for healthy crop development, and Trio®, a specialty fertilizer supplying three key nutrients, potassium, magnesium and sulfur, in an single particle. Intrepid owns six active production facilities across New Mexico and Utah. Intrepid is unique in the U.S. in its utilization of low-cost solar solution mining at three of its facilities, including the newly commissioned HB Solar Solution mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encourage to enroll on the Intrepid website, www.intrepidpotash.com, to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise

•
the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects, including our HB Solar Solution mine, our North compaction plant, our West plant upgrades, and our Moab cavern systems

•	adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes

•	our ability to obtain any necessary governmental permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines or changes in U.S. or world agricultural production or fertilizer application rates

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•
our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements, or the total amount available to us under our credit facility is reduced, in whole or in part, because of covenant limitations

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks, uncertainties, and assumptions described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of February 12, 2014. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Sales	$73,806	$110,939	$336,312	$451,316
Less:
Freight costs	8,281	7,880	28,856	29,164
Warehousing and handling costs	3,500	4,363	13,027	14,966
Cost of goods sold	57,308	61,453	212,864	236,480
Lower of cost or market inventory adjustments	1,558	60	3,650	568
Gross Margin	3,159	37,183	77,915	170,138

Selling and administrative	7,716	8,744	33,768	33,750
Accretion of asset retirement obligation	375	181	1,499	724
Other expense	54	123	1,806	263
Operating (Loss) Income	(4,986)	28,135	40,842	135,401

Other (Expense) Income
Interest expense, including realized and
unrealized derivative gains and losses	(851)	(216)	(1,531)	(905)
Interest income	144	317	524	1,843
Other income (expense)	5	175	(1,742)	588
(Loss) Income Before Income Taxes	(5,688)	28,411	38,093	136,927

Income Tax Expense	(299)	(13,874)	(15,818)	(49,484)
Net (Loss) Income	$(5,987)	$14,537	$22,275	$87,443

Weighted Average Shares Outstanding:
Basic	75,395,798	75,300,628	75,378,655	75,276,609
Diluted	75,395,798	75,371,295	75,406,727	75,336,982
(Loss) Earnings Per Share:
Basic	$(0.08)	$0.19	$0.30	$1.16
Diluted	$(0.08)	$0.19	$0.30	$1.16

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2013 AND 2012
(In thousands, except share and per share amounts)

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$394	$33,619
Short-term investments	15,214	24,128
Accounts receivable:
Trade, net	20,837	31,508
Other receivables, net	7,457	9,122
Refundable income taxes	15,722	3,306
Inventory, net	105,011	53,275
Prepaid expenses and other current assets	5,653	5,393
Current deferred tax asset	8,341	2,005
Total current assets	178,629	162,356

Property, plant, and equipment, net of accumulated depreciation
of $197,108 and $142,137, respectively	689,662	543,169
Mineral properties and development costs, net of accumulated
depletion of $13,165 and $11,060, respectively	136,907	94,096
Long-term parts inventory, net	12,469	10,208
Long-term investments	9,505	—
Other assets	4,252	4,246
Non-current deferred tax asset	143,849	180,548
Total Assets	$1,175,273	$994,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$27,552	$19,431
Related parties	50	203
Accrued liabilities	29,845	32,496
Accrued employee compensation and benefits	9,122	11,680
Other current liabilities	2,059	3,578
Total current liabilities	68,628	67,388

Long-term debt	150,000	—
Asset retirement obligation	19,959	19,344
Other non-current liabilities	2,715	2,155
Total Liabilities	241,302	88,887

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,405,410 and 75,312,805 shares
outstanding at December 31, 2013, and 2012, respectively	75	75
Additional paid-in capital	572,616	568,375
Accumulated other comprehensive loss	(10)	(1,729)
Retained earnings	361,290	339,015
Total Stockholders' Equity	933,971	905,736
Total Liabilities and Stockholders' Equity	$1,175,273	$994,623

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$(5,987)	$14,537	$22,275	$87,443
Deferred income taxes	13,793	9,423	30,092	38,011
Insurance settlements income from property and business losses	—	—	—	—
Items not affecting cash:
Depreciation, depletion, and accretion	17,263	12,872	61,303	47,599
Stock-based compensation	1,242	1,438	5,123	5,116
Loss on settlement of pension liabilities	1,872	—	1,872	—
Unrealized derivative gain	—	(280)	—	(1,049)
Lower of cost or market inventory adjustments	1,558	60	3,650	568
Other	410	320	2,522	3,259
Changes in operating assets and liabilities:
Trade accounts receivable, net	4,557	16,287	10,671	(2,204)
Other receivables, net	911	537	1,668	(2,223)
Refundable income taxes	(11,218)	(3,306)	(12,417)	1,187
Inventory, net	(18,274)	983	(57,647)	1,464
Prepaid expenses and other assets	1,123	1,303	(150)	(378)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(4,005)	608	(2,752)	7,324
Other liabilities	(474)	732	(1,312)	1,717
Net cash provided by operating activities	2,771	55,514	64,898	187,834

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(55,334)	(69,895)	(204,749)	(192,949)
Additions to mineral properties and development costs	(8,924)	(16,479)	(45,736)	(53,457)
Proceeds from sale of property, plant, and equipment	5,980	—	6,088	2
Proceeds from insurance settlements from property and business losses	—	—	—	—
Purchases of investments	—	(2,034)	(80,235)	(85,359)
Proceeds from investments	45,530	68,084	78,193	161,580
Net cash used in investing activities	(12,748)	(20,324)	(246,439)	(170,183)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	—	150,000	—
Cash paid for common stock dividend	—	(56,474)	—	(56,474)
Debt issuance costs	—	(80)	(1,032)	(141)
Employee tax withholding paid for restricted stock upon vesting	(75)	(132)	(652)	(878)
Excess income tax benefit from stock-based compensation	—	—	—	55
Proceeds from exercise of stock options	—	—	—	34
Net cash (used in) provided by financing activities	(75)	(56,686)	148,316	(57,404)

Net Change in Cash and Cash Equivalents	(10,052)	(21,496)	(33,225)	(39,753)
Cash and Cash Equivalents, beginning of period	10,446	55,115	33,619	73,372
Cash and Cash Equivalents, end of period	$394	$33,619	$394	$33,619

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

	Three Months Ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Production volume (in thousands of tons):
Potash	209	218	780	796
Langbeinite	42	34	177	131
Sales volume (in thousands of tons):
Potash	167	203	692	839
Trio®	27	43	123	125

Gross sales (in thousands):
Potash	$62,689	$93,654	$284,831	$402,382
Trio®	11,117	17,285	51,481	48,934
Total	73,806	110,939	336,312	451,316
Freight costs (in thousands):
Potash	6,480	5,529	20,796	21,396
Trio®	1,801	2,351	8,060	7,768
Total	8,281	7,880	28,856	29,164
Net sales (in thousands)(1):
Potash	56,209	88,125	264,035	380,986
Trio®	9,316	14,934	43,421	41,166
Total	$65,525	$103,059	$307,456	$422,152

Potash statistics (per ton):
Average net realized sales price(1)	$338	$434	$382	$454
Cash operating costs(1)(2)	224	180	195	180
Depreciation and depletion	58	43	52	43
Royalties	14	17	13	17
Total potash cost of goods sold	$296	$240	$260	$240
Warehousing and handling costs	19	18	16	15
Average potash gross margin(1)	$23	$176	$106	$199

Trio® statistics (per ton):
Average net realized sales price(1)	$345	$347	$352	$329
Cash operating costs(1)	225	211	201	209
Depreciation and depletion	59	65	55	61
Royalties	17	17	18	16
Total Trio® cost of goods sold	$301	$293	$274	$286
Warehousing and handling costs	15	17	15	16
Average Trio® gross margin(1)	$29	$37	$63	$27

(1) Net sales, average net realized sales price, cash operating costs and average gross margin are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) On a per ton basis, by-product credits were $13 and $9 for the fourth quarter of 2013, and 2012, respectively. By-product credits were $2.2 million and $1.9 million for the fourth quarter of 2013, and 2012, respectively. On a per ton basis, by-product credits were $9 and $8 for the year ended December 31, 2013, and 2012, respectively. By-product credits were $6.5 million and $6.5 million for the year ended December 31, 2013, and 2012, respectively. By-product credits are excluded from cash operating costs and GAAP total cost of goods sold.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, net sales, average net realized sales price, cash operating costs, and average potash and Trio® gross margin. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, pension settlement expense, reductions in the estimated accounts receivable related to the employment-related high wage tax credits in New Mexico, non-cash unrealized gains or losses associated with derivative adjustments, the recognition of the outcome of contingent gain items, and the effect of changes to Intrepid’s state income tax rates on the value of its net deferred tax asset. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net (Loss) Income	$(5,987)	$14,537	$22,275	$87,443
Adjustments
Unrealized derivative gain	—	(280)	—	(1,049)
Allowance for New Mexico employment credits	—	—	2,811	—
Loss on settlement of pension obligation termination	—	—	1,871	—
Compensating tax refund	—	—	(1,705)	—
Calculated income tax effect	—	99	(1,310)	371
Change in blended state tax rate
to value deferred income tax asset	(2,208)	5,271	(948)	981
Total adjustments	(2,208)	5,090	719	303
Adjusted Net (Loss) Income	$(8,195)	$19,627	$22,994	$87,746

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net (Loss) Income Per Diluted Share	$(0.08)	$0.19	$0.30	$1.16
Adjustments
Unrealized derivative gain	—	—	—	(0.01)
Allowance for New Mexico employment credits	—	—	0.04	—
Loss on settlement of pension obligation termination	—	—	0.02	—
Compensating tax refund	—	—	(0.02)	—
Calculated income tax effect	—	—	(0.02)	—
Change in blended state tax rate
to value deferred income tax asset	(0.03)	0.07	(0.01)	0.01
Total adjustments	(0.03)	0.07	0.01	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.11)	$0.26	$0.31	$1.16

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of reductions in the estimated accounts receivable related to the employment-related high wage tax credits in New Mexico, interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. We consider adjusted EBITDA to be useful because it reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations. We use adjusted EBITDA to assess operating performance and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net (Loss) Income	$(5,987)	$14,537	$22,275	$87,443
Allowance for New Mexico employment credits	—	—	2,811	—
Interest expense, including realized and
unrealized derivative gains and losses	851	216	1,531	905
Income tax expense	299	13,874	15,818	49,484
Depreciation, depletion, amortization, and accretion	17,263	12,872	61,303	47,599
Total adjustments	18,413	26,962	81,463	97,988
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$12,426	$41,499	$103,738	$185,431

Net Sales and Average Net Realized Sales Price

Net sales and average net realized sales price are non-GAAP financial measures. Net sales are calculated as sales less freight costs. Average net realized sales price is calculated as net sales, divided by the number of tons sold in the period. We consider net sales and average net realized sales price to be useful because they remove the effect of transportation and delivery costs on sales and pricing. When we arrange transportation and delivery for a customer, we include in revenue and in freight costs the costs associated with transportation and delivery. However, many of our customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in our revenue and freight costs. We use net sales and average net realized sales price as key performance indicators to analyze sales and price trends. We also use net sales as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended December 31,
	2013			2012
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$62,689	$11,117	$73,806	$93,654	$17,285	$110,939
Freight costs	6,480	1,801	8,281	5,529	2,351	7,880
Net sales	$56,209	$9,316	$65,525	$88,125	$14,934	$103,059

Divided by:
Tons sold (in thousands)	167	27		203	43
Average net realized sales price per ton	$338	$345		$434	$347

	Year Ended December 31,
	2013			2012
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$284,831	$51,481	$336,312	$402,382	$48,934	$451,316
Freight costs	20,796	8,060	28,856	21,396	7,768	29,164
Net sales	$264,035	$43,421	$307,456	$380,986	$41,166	$422,152

Divided by:
Tons sold (in thousands)	692	123		839	125
Average net realized sales price per ton	$382	$352		$454	$329

Cash Operating Costs per Ton

Cash operating costs is a non-GAAP financial measure that is calculated as total of cost of goods sold divided by the number of tons sold in the period and then adjusted to exclude per-ton depreciation, depletion, and royalties. Total cost of goods sold is reported net of by-product credits and does not include warehouse and handling costs. We consider cash operating costs to be useful because it represents our core, per-ton costs to produce potash and Trio®. We use cash operating costs as an indicator of performance and operating efficiencies and as one of the measures under our performance-based compensation programs for employees.

	Three Months Ended December 31,
	2013			2012
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$49,177	$8,131	$57,308	$48,821	$12,632	$61,453
Divided by sales volume (in thousands of tons)	167	27		203	43
Cost of goods sold per ton	$296	$301		$240	$293
Less per-ton adjustments
Depreciation and depletion	$58	$59		$43	$65
Royalties	14	17		17	17
Cash operating costs per ton	$224	$225		$180	$211

	Year Ended December 31,
	2013			2012
	Potash	Trio®	Total	Potash	Trio®	Total
Cost of goods sold	$179,207	$33,657	$212,864	$200,661	$35,819	$236,480
Divided by sales volume (in thousands of tons)	692	123		839	125
Cost of goods sold per ton	$260	$274		$240	$286
Less per-ton adjustments
Depreciation and depletion	$52	$55		$43	$61
Royalties	13	18		17	16
Cash operating costs per ton	$195	$201		$180	$209

Average Potash and Trio® Gross Margin

Average potash and Trio® gross margin are non-GAAP financial measures and calculated by subtracting the sum of total cost of goods sold and warehousing and handling costs from the average net realized sales price. We believe the average gross margin for both potash and Trio® to be useful as they represent the average amount of margin we realize on each ton of potash and Trio® sold. The reconciliations of average potash and Trio® net realized sales price to GAAP sales is set forth separately above under the heading “Net Sales and Net Realized Sales Price.”

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Potash
Average potash net realized sales price	$338	$434	$382	$454
Less total potash cost of goods sold	296	240	260	240
Less potash warehousing and handling costs	19	18	16	15
Average potash gross margin per ton	$23	$176	$106	$199

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Trio®
Average Trio® net realized sales price	$345	$347	$352	$329
Less total Trio® cost of goods sold	301	293	274	286
Less Trio® warehousing and handling costs	15	17	15	16
Average Trio® gross margin per ton	$29	$37	$63	$27